EXHIBIT 99.1

STRESSGEN BIOTECHNOLOGIES CORPORATION

CHARTER OF THE BOARD OF DIRECTORS

I.	Board of Directors

II.	Audit Committee

III.	Governance Committee

IV.	Compensation Committee

V.	Chairman of the Board

VI.	Chief Executive Officer

I.                                         CHARTER AND RESPONSIBILITIES OF THE BOARD OF DIRECTORS

Stewardship Responsibility

A.                                   Subject to the Memorandum and Articles of Stressgen Biotechnologies Corporation (the “Company”) and applicable law, the Board of Directors of the Company has the following stewardship responsibilities:

1.                                       Supervise the management of and to oversee the conduct of the business of the Company.

2.                                       Provide leadership and direction to management.

3.                                       Evaluate management.

4.                                       Set policies appropriate for the business of the Company.

5.                                       Approve corporate strategies and goals.

B.                                     The day-to-day management of the business and affairs of the Company is delegated by the Board of Directors to the Chief Executive Officer.  The Board of Directors will give direction and guidance through the Chief Executive Officer to management and the Chief Executive Officer will keep management informed of the Board of Directors’ evaluation of the senior officers in achieving and complying with established goals and policies.

General Responsibilities

A.                                   The Board of Directors will perform the following:

1.                                       Before each annual general meeting but after considering the report of the Governance Committee, recommend nominees to the shareholders for election as directors for the ensuing year.

2.                                       Immediately following each annual general meeting:

(a)                                  Appoint a Governance Committee, an Audit Committee and a Compensation Committee and appoint the chair of each committee (other than the Audit Committee so long as the law of the jurisdiction of incorporation of the Company requires the chair be appointed by the committee itself); and

(b)                                 Elect a Chairman of the Board and, when desirable, a Vice-Chairman of the Board, and establish their duties and responsibilities.

3.                                       Establish written mandates for each committee of the Board of Directors delegating the duties and responsibilities described therein to such committee, unless the committee elects to submit the action for approval by the full Board of Directors.

4.                                       Review the minutes of each committee of the Board of Directors.

5.                                       Appoint the Chief Executive Officer of the Company, who shall be a member of the Board of Directors, and establish the duties and responsibilities of the Chief Executive Officer.

6.                                       On the recommendation of the Chief Executive Officer, appoint the senior officers of the Company and approve the senior management structure of the Company.

B.                                     A principal responsibility of the Chairman of the Board will be to manage, and act as the chief administrative officer of, the Board of Directors with such duties and responsibilities as the Board of Directors may establish from time to time.  The Chairman of the Board shall not be an employee of the Company.

C.                                     The principal duties and responsibilities of the Vice-Chairman, if any, will be as established by the Board of Directors from time to time.  The Vice-Chairman will be independent of management.

D.                                    The Board of Directors will meet not less than four times during each year and endeavor to hold one meeting in each quarter.  The Board of Directors will also meet at any other time at the call of the Chairman of the Board or, subject to the Memorandum and Articles of the Company, the Chief Executive Officer or any director.

Specific Responsibilities

A.                                   The Board of Directors has the following specific duties and responsibilities:

1.                                       Approve, supervise and provide guidance on the strategic planning process.  The Chief Executive Officer and senior management team will have direct responsibility for the ongoing strategic planning process and the establishment of long-term goals for the Company, which are to be reviewed and approved not less than annually by the Board of Directors.  The Board of Directors will provide guidance to the Chief Executive Officer and senior management team on the Company’s ongoing strategic plan.  Based on the reports from the Chief Executive Officer, the Board of Directors will monitor the success of management in implementing the approved strategies and goals.

2.                                       Identify the principal risks of the Company’s business and use reasonable steps to ensure the implementation of appropriate systems to manage these risks.

3.                                       Take reasonable steps to ensure the Company has management of the highest caliber.  This responsibility is carried out primarily through the appointment of the Chief Executive Officer as the Company’s business leader.  The Board of Directors will assess, on an ongoing basis, the Chief Executive Officer’s performance against criteria and objectives established by the Board of Directors from time to time.  The Board of Directors will also use reasonable steps to ensure that the Chief Executive Officer has in place adequate programs to train, develop and assess the performance of senior management.

4.                                       Keep in place adequate and effective succession plans for the Chief Executive Officer and senior management.

5.                                       Place limits on management’s authority.

6.                                       Oversee the integrity of the Company’s internal control and management information systems.

7.                                       Oversee the Company’s communications policy.  The Board of Directors will monitor the policies and procedures that are in place to provide for effective communication by the Company with its shareholders and with the public generally, including effective means to enable shareholders to communicate with senior management and the Board of Directors.  The Board of Directors will also monitor the policies and procedures that are in place to maintain a strong, cohesive and positive image of the Company with shareholders, the biotechnology and medical industry, governments and the public generally.

8.                                       Stay informed of the Company’s activities and performance and take appropriate action to correct inadequate performance.

9.                                       Approve all significant capital plans and establish priorities for the allocation of funds to ongoing operations and capital projects.

10.                                 Approve expenditure items proposed by the Company that exceed management’s authorized signature limits.

11.                                 Oversee the actions of the Committees.

12.                                 Provide for the independent functioning of the Board of Directors and its Committees.  The Board of Directors will put in place appropriate procedures to enable the Board of Directors to function independently of management at such times as is desirable or necessary through:

(a)                                  The institution of mechanisms to allow directors who are independent of management an opportunity to discuss issues in the absence of management; and

(b)                                 The engagement of outside advisers by directors at the Company’s expense, the approval for which may be delegated to the Governance Committee.

No Broadening of Duties

The duties and responsibilities set out above are intended to clarify rather than to broaden the obligations and liabilities of the directors.  This charter should not be interpreted as extending the duties of the Board of Directors, its Committees and the Chairman of the Board beyond those imposed by applicable law and the Memorandum and Articles of the Company.

II.                                     DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

A.                                   The Audit Committee reports to, and is a committee of, the Board of Directors; and consists of at least three members of the Board of Directors, all of whom shall be directors who are not and have not been employees of the Company for at least three years.  The Audit Committee shall conduct itself to meet the requirements promulgated by the Toronto Stock Exchange, the Nasdaq Stock Market if the Company is listed thereon, and the U.S. Securities Exchange Commission in connection with a qualified legal compliance committee.  The Chair of the Committee is responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board and maintaining regular liaison with the Chief Executive Officer, Chief Financial Officer and the lead outside audit partner.

B.                                     Audit Committee meetings are held, in person or by teleconference, (a) prior to announcing financial results to the public (except if a quorum of the Audit Committee is not available, in which case the Chair may approve such earnings release), (b) prior to filing quarterly and annual financial information statements, (c) preceding certain Board of Directors meetings, and (d) as appropriate to determine whether an investigation of legal compliance issues is necessary, initiate and respond to results of such investigation.  At least once each year, the Committee shall have separate private meetings with the outside auditors and management.

C.                                     The Audit Committee has the following duties and responsibilities:

1.                                       Review with the outside auditors and management the scope of the prospective audit, the estimated fees thereof and such other matters pertaining to such audit as the Committee may deem appropriate.  Receive copies of the annual comments from the outside auditors on accounting procedures and systems of control, and review with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries.

2.                                       Review at least annually with management the Company’s detailed budget, the current and future programs of the Company’s Chief Financial Officer and his staff, the Company’s treasury investment policy, and the procedure for assuring implementation of accepted recommendations made by the outside auditors.

3.                                       Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments.  Take such action with respect thereto as may be deemed appropriate.

4.                                       Recommend annually the outside auditors for approval by the Board of Directors.  Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

5.                                       Evaluate, together with the Board and management, the performance of the outside auditors and, where appropriate, review proposals from other auditors and replace incumbent auditors.

6.                                       Obtain annually from the outside auditors a formal written statement describing all relationships between the auditors and the Company.  Actively engage in a dialogue with the outside auditors with respect to any relationships that may impact the objectivity and independence of the auditors and take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

7.                                       Review with management and the outside auditors the quarterly/annual financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements, subject to approval by the full Board of the annual financial statements (and biannual statements if applicable provincial law so requires).  The Committee’s review of the annual audited statements shall include a review of significant accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the outside auditors deem appropriate.  Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

8.                                       Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks (such as environmental liabilities) that may be material to the Company and the scope and status of systems designed to assure Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the Committee on such matters.  Review legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

9.                                       Approve, as delegated by the Board, expenditure items proposed by the Company that exceed management’s authorized signature limits.

10.                                 Issue annually a report of the Committee’s activities to be included in the Company’s proxy statement, as required by the rules of applicable securities and exchange commissions.

11.                                 Determine whether an investigation of legal compliance issues is necessary, conduct and respond to results of such investigation, including recommending a response; informing the Board, the Company’s chief legal officer, chief executive officer and/or U.S. Securities and Exchange Commission, as appropriate; and monitoring implementation of the response.

12.                                 Review and reassess this charter annually and recommend any proposed changes to the Board for approval.

III.                                 DUTIES AND RESPONSIBILITIES OF THE GOVERNANCE COMMITTEE

A.                                   The Governance Committee consists of two or more members of the Board of Directors, who are not and have never been employees of the Company, a majority of whom are unrelated directors.

B.                                     The Chairman of the Governance Committee shall not be an employee of the Company.

C.                                     The Governance Committee shall meet at least once each year on a date determined by the Chairman of the Committee.

D.                                    The duties and responsibilities of the governance committee are as follows:

1.                                       Identify, review the qualifications of and recommend to the Board of Directors possible nominees for the Board of Directors to be proposed in management’s proxy circular for election or re-election at each annual general meeting, keeping in mind experience in business and financial matters and applicable residency requirements;

2.                                       Identify, review the qualifications of and recommend to the Board of Directors possible candidates to fill vacancies on the Board of Directors between annual general meetings;

3.                                       Oversee the relationship between the management and the Board of Directors and to recommend improvements in such relationship to the Board of Directors;

4.                                       Take initiatives, at such times as is desirable or necessary, to ensure that the Board of Directors can function independently of management, including, without limitation, recommending to the Board of Directors:

(a)                                  Mechanisms to allow directors who are independent of management an opportunity to discuss issues in the absence of management; and

(b)                                 The engagement of outside advisers including legal, accounting and financial advisers by individual directors at the Company’s expense;

5.                                       Annually review and make recommendations to the Board of

Directors with respect to the following:

(a)                                  Size and composition of the Board of the Directors, with a view to promoting effectiveness and efficiency;

(b)                                 Appropriateness of the committees of the Board of Directors, their charters and responsibilities and the composition of the committees;

(c)                                  Changes to the terms of the charter and responsibilities of the Board of Directors and its committees;

(d)                                 Appropriateness of directors and officers of the Company maintaining directorships in other corporations;

(e)                                  Director retirement policies;

(f)                                    Company’s nominees on the boards of directors of its subsidiaries including Stressgen Biotechnologies Inc. and other corporations; and

(g)                                 Chairman of the Board and the appropriateness of the duties and responsibilities of the Chairman of the Board.

6.                                       Consider and make recommendations to the Board of Directors regarding comments by the shareholders or other interested third-parties relating to the composition of the Board of Directors or qualifications of any member; and

7.                                       Undertake such other initiatives as are needed to assist the Board of Directors in providing efficient and effective corporate governance for the benefit of shareholders.

IV.                                DUTIES AND RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

A.                                   The Compensation Committee consists of three or more members of the Board of Directors, a majority of whom who are not and have never been employees of the Company.

B.                                     The chairman of the Compensation Committee shall not be an employee of the Company.

C.                                     The Compensation Committee shall meet at least once each year on a day determined by the chairman of the committee.

D.                                    The duties and responsibilities of the Compensation Committee are as follows:

1.                                       On the recommendation of the Chairman of the Board, make recommendations on the salary, discretionary benefits, option grants and bonus of the Chief Executive Officer, subject to the terms of any existing contractual arrangements, for approval by the Board of Directors;

2.                                       On the recommendation of the Chief Executive Officer:

(a)                                  Review and approve general compensation structure, policies and programs, including salaries and incentive compensation for the Company;

(b)                                 Review and approve initial salary, discretionary benefits and option grants for incoming corporate officers with a title of at least vice president who will report to the President and Chief Executive Officer; and

(c)                                  Recommend to the Board of Directors for its review and approval salary, discretionary benefits, option grants and severance arrangements for corporate officers with a title of at least vice president who report to the President and Chief Executive Officer; and

(d)                                 Review and approve option grants if the aggregate number of options to be granted exceeds the then applicable limit applicable to grants approved by management;

3.                                       Determine the cash and equity compensation of the Chairman of the Board and the other directors in light of time commitments, compensation levels at comparable companies, risks and responsibilities;

4.                                       Review the Company’s stock option plan and proposed new plans or amendments to such plans from time to time and make recommendations to the Board of Directors regarding the adoption and use of such plans as a form of incentive compensation for service providers;

5.                                       Review and approve any modifications to the terms of outstanding stock option grants that would have accounting consequences to the Company, taking into account such accounting consequences;

6.                                       Review annually all other benefit programs for salaried personnel;

7.                                       Deliver the annual report to shareholders on executive compensation required to be included in the information circular for the annual general meeting;

8.                                       Review and make recommendations to the Board of Directors on issues that arise in relation to any employment contracts in force from time to time; and

9.                                       At the request of the Chief Executive Officer, review the qualifications of, interview and assist with recruitment of possible candidates for officers.

V.                                    DUTIES AND RESPONSIBILITIES OF THE CHAIRMAN OF THE BOARD

A.                                   The Chairman of the Board shall manage, and act as chief administrative officer of, the Board of Directors with the following specific duties and responsibilities:

1.                                       Act as the chair, unless absent, at all meetings of the shareholders and the Board of Directors.

2.                                       Act as the spokesperson for the Board of Directors.

3.                                       Review the agenda for each meeting of the Board of Directors.

4.                                       Assist the Board of Directors in the discharge of its mandate and responsibilities.

5.                                       Approve and sign on behalf of the Board of Directors all communications and reports from the Board of Directors to the shareholders.

6.                                       Review the performance of the Chief Executive Officer with him or her, cooperate with the Chief Executive Officer to establish objectives for his or her performance in future years, and present salary, discretionary benefits, option grants and bonus for the Chief Executive Officer to the Compensation Committee.

B.                                     Such other duties and responsibilities as are established by the Board of Directors as a whole or by the several Committees.

VI.                                DUTIES AND RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER

A.                                   The Chief Executive Officer manages and administers the day-to-day operation of the Company with the following specific duties and responsibilities:

1.                                       Reports to the Board of Directors and act as a liaison between management and the Board of Directors.

2.                                       Evaluates management operations and reports to the Board of Directorson results.

3.                                       Conducts ongoing strategic planning and establishes long term goals for the Company.

4.                                       Assists the Board of Directors with policy development.

5.                                       Trains, develops and assesses the performance of senior management.

B.                                     The Chief Executive Officer is responsible for meeting the corporate objectives of the Company, as periodically developed by the Board of Directors in consultation with management.

C.                                     Such other duties and responsibilities as set forth in respect of the Board of Directors as a whole and in respect of the several Committees.